Exhibit 10.2

September 16, 2025

This Employment Offer (“Offer”) is made effective as of October 5, 2025 (“Effective Date”), by and between Leslie’s Poolmart, Inc. (the “Company”) and Tony Iskander (“Employee” or “you”).

Position Details: Effective as of the Effective Date, Employee will transition to the role of Advisor.

Term of Employment: The term of this Offer shall begin on the Effective Date and, except as otherwise earlier terminated pursuant to this Offer, shall terminate on January 3, 2026 (the "Term").

Duties and Devotion of Time: Employee shall have such duties and obligations as are reasonably determined by the Company's CEO and CFO, including, but not limited to, advisory services relating to the Company's finance and accounting department and other projects Employee has been working on for the Company. Employee will devote such amount of time under this Agreement as is reasonably necessary to satisfy and fulfill Employee's duties and obligations hereunder, or as otherwise directed by the CEO and CFO.

Base Compensation: Your compensation will be $50,000 per fiscal month, for a total compensation of $150,000, less normal withholdings, paid in monthly installments on the first payroll date in each fiscal month.

Incentive Programs: Notwithstanding anything to the contrary, and for the avoidance of doubt, with respect to the monthly bonus program in which Employee participated immediately prior to the Effective Date, the Employee is no longer eligible to receive monthly bonus payments in this Advisor role. Employee is also not eligible to participate in other Company incentive programs, including, but not limited to, the Annual Incentive Program and Long-Term Incentive Program. Further, Employee will not be eligible for any severance payments, benefits, or other terms of any executive severance plan, or similar program at the Company as a result of the transition to Advisor or the termination of that role for any reason, except as set forth below.

Benefits Program: You will continue to be eligible to participate in the Company's standard benefits package during the advisory period, subject to and consistent with the terms of each plan. These benefits currently include health & welfare insurance, our 401(k) retirement savings plan, vacation and paid sick leave accrual, and certain paid holidays, among other perks.

With regard to your vacation and paid sick leave accrual: your accrual rate for these benefits will remain the same, but the hours you accrue will be prorated based on actual hours worked during each two-week payroll period.

As we must include in all offers of employment, we mention that your employment remains at-will, and therefore, your employment can be terminated, with or without cause, and with or without notice, at any time, at your option or the Company's option. Although other terms and conditions of employment may change, this at-will employment relationship, as defined above, will remain in effect throughout your employment with the Company. This Offer does not represent an employment contract, but rather an offer of employment and description of benefits.

Notwithstanding the forgoing, in the event the Company terminates your employment, after the date hereof, with or without Cause (as defined in the Company’s Amended & Restated 2020 Omnibus Incentive Plan) and not by reason of your resignation prior to January 3, 2026, subject to your execution of a release of claims in a form mutually agreed upon by you and the Company, and such release becoming effective and irrevocable in accordance with its terms within 30 days following your termination of employment, the Company will continue to pay to you your base compensation as set forth above (subject to applicable withholdings) through the end of the Term in accordance with the timing of the payments as set forth above.

Accepted by Tony Iskander:

/s/ Tony Iskander 9/16/2025

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Tony Iskander Date

/s/ Jason McDonell 9/16/2025

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Jason McDonell Date